EXHIBIT 10.46
CONFIDENTIAL TREATMENT REQUESTED under 17 C.F.R. § 200.80(b)(4) and 240.24b-2

COMMERCIAL SUPPLY AGREEMENT

THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is made as of the 3rd day of October, 2014 (the “Effective Date”) by and among Omeros Corporation, a Washington corporation, having its principal offices at 201 Elliott Avenue West, Seattle, Washington 98119 (“Omeros”), and Hospira S.p.A., having its registered address at [†] (“Hospira [†]”) on behalf of its Affiliated corporation, Hospira Worldwide, Inc., having a principal place of business at 275 North Field Drive, Lake Forest, Illinois, 60045, (U.S.A.) (“Hospira US”). For purposes of this Agreement, Hospira [†] and Hospira US shall be referred to collectively as “Hospira”, unless the content requires otherwise. Each of Hospira and Omeros is referred to herein individually as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, Omeros owns rights to the proprietary compound, Omidria™, and wishes to market the Omidria™ compound as an injectable pharmaceutical product;

WHEREAS, Omeros desires that Hospira assist Omeros in the manufacture and commercialization of the Omidria™ compound as an injectable pharmaceutical product; and

WHEREAS, after Omeros has received Regulatory Approval(s) from the relevant Regulatory Authorities, the Parties desire that Hospira manufacture and sell to Omeros such of its requirements of the Omidria™ product as the Parties may agree herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, Omeros and Hospira agree as follows:

1.    DEFINITIONS
The following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the respective meanings set forth below. Additional terms defined in the body of this Agreement are referenced in Exhibit A.
“Act” means U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq.
“Affiliate” means any corporation or other entity or enterprise that controls, is controlled by, or is under common control with, a Party. A corporation or other entity or enterprise shall be regarded as in control of another corporation, entity or enterprise if it owns or directly or indirectly controls 50% or more of the voting securities or other ownership interest of the other corporation, entity or enterprise or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or enterprise.
“APIs” means the active pharmaceutical ingredients required for the Processing of Product as set forth in the Specifications.

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“Applicable Law or Laws” means all laws, ordinances, rules and regulations applicable to the Product and the Services (including Processing of Product or any aspect thereof) and the obligations of Hospira or Omeros, as the context requires under this Agreement, including (a) all applicable federal, state and local laws and regulations, including the Act and U.S. Federal Acquisition Regulations (FAR) 52.244-6, (b) all applicable FDA regulations promulgated under the Act, (c) Regulation (EC) No. 726/2004, Directive 2001/83/EC and national implementations thereof, including guidances promulgated or adopted by the European Commission and the European Medicines Agency, (d) legislation, rules and guidances promulgated, adopted or enforced by the relevant Regulatory Authorities in the member states of the European Union, all as may be amended from time to time, (e) all applicable cGMPs, (f) all applicable guidances promulgated or adopted by FDA, including all applicable International Conference on Harmonization (“ICH”) guidances, each as amended from time to time, and (g) all other applicable laws and regulations within the Territory, including ICH guidances, that are applicable to the Processing of Product for commercial supply.
“Batch” means the Product, made in accordance with the Specifications, resulting from a single production run, or any other specific quantity of Product that is mutually agreed upon in writing by the Parties from time to time.
“Batch Records” means Batch-specific manufacturing, packaging and test records and documentation relating to Processing, packaging and release of each Batch, exception documentation, deviations/discrepancies and additional documentation generated and/or processed as part of the production record of the related Batch.
“Business Day” means any day which is not a Saturday or Sunday or a bank or public holiday in Seattle, Washington, [†] or [†].
[†]

“Certificate of Analysis” means, for each Batch produced, a document prepared by Hospira setting forth the measured and observable characteristics of Product from the Batch, and confirming that such Batch meets the Specifications. Each Certificate of Analysis shall include: (a) a listing of tests performed by or on behalf of Hospira, test date(s), and test results, and a certification of the accuracy of each of the foregoing; and (b) a reference to or inclusion of the related Certificate of Compliance. The Parties shall from time to time agree upon a format or formats for the Certificate of Analysis to be used under this Agreement.
“Certificate of Compliance” means, for each Batch, a document prepared by Hospira (a) listing the manufacturing date, unique Batch number, and quantity of Product in such Batch, and (b) certifying that such Batch was Processed in accordance with Applicable Laws, including cGMP. The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement. The Certificate of Compliance may be included within the Certificate of Analysis.
“cGMP” means (a) current Good Manufacturing Practices as defined in the FDA rules and regulations, including the United States regulations set forth at 21 CFR Parts 210-211, as appropriate and as the same may be amended from time to time, (b) EU Directive 2003/94/EC - guidelines of

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good manufacturing practices for medicinal products for human use (EudraLex Vol. 4), as the same may be amended from time to time, (c) the ICH Guideline on Good Manufacturing Practice for Active Pharmaceutical Ingredients (ICH Q7A), and (d) the corresponding requirements, of any other applicable jurisdiction.
“Confidential Information” means any data, research, development, manufacturing, marketing, financial, personnel, sales, business, and other non-public, proprietary or technical information provided by the disclosing Party to the Recipient, including all Product Data (which shall be considered Omeros’ Confidential Information even if generated or provided by Hospira), except any portion of such information that:
(a)    is or becomes generally available to the public or within the industry to which such information relates, other than as a result of a breach of this Agreement; or
(b)    is known by Recipient at the time of receipt of the disclosing Party’s information, as evidenced by Recipient’s contemporaneous written records; or
(c)    is provided to Recipient on a non-confidential basis by a third party who has the legal right to make such disclosure; or
(d)    was or is independently developed by or for Recipient without access to or use of the information of the disclosing Party, as evidenced by Recipient’s contemporaneous written records.
“Deliver” or “Delivery” with respect to Product means, and shall take place upon, the transfer of possession of Product to Omeros [†].
“Drug Approval Application” means an NDA or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

“EMA” means the European Medicines Agency and any successor entity.

“European Union” means those countries of the European Union as currently constituted and any other countries that are later admitted to the European Union by acceding to the treaties of the European Union.
“Facility” means Hospira’s pharmaceutical manufacturing facility at [†].
“FDA” means the United States Food and Drug Administration and any successor agency.
“Hospira New IP” means all Intellectual Property conceived solely by Hospira during the course of the performance of the Services pursuant to this Agreement, or conceived by Hospira prior to this Agreement and reduced to practice solely by Hospira during the course of the performance of the Services pursuant to this Agreement, that is [†].

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“Intellectual Property” means all intellectual property (whether or not patented or patentable), including inventions, patents, patent applications, trade secrets, know-how, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions or specifications.
“Joint New IP” means Intellectual Property conceived or reduced to practice jointly by Hospira and Omeros excluding all Omeros New IP.
“Latent Defect” means the failure of any Product Delivered to Omeros to meet the current Specifications at the time of Processing as a result of the acts or omissions of Hospira or its employees, subcontractors, agents or other representatives that was not identified by the QP, and of which Omeros was not notified, during release of the Product by the QP. For purposes of clarity, the presence of a contaminant from Processing or Hospira’s failure to comply with cGMPs shall be considered a Latent Defect.
“Launch” means the first commercial sale of the Product in any country of the Territory to a non-Affiliate customer after the Product has received Regulatory Approval.
“Master Batch Record” means the formal set of instructions for Processing of Product.
“Materials” means, collectively, all raw materials and other ingredients (including APIs) and packaging and shipping materials required for Processing Product.
“Minimum Percentage” means the minimum percentage requirement of Product that Omeros shall source from Hospira, and Hospira shall Process and supply to Omeros, under this Agreement for sale and use in the Territory as further described and agreed in Sections 2.6.1, 3.10.1 and 3.11.6.
“Omeros New IP” means any and all Intellectual Property conceived or reduced to practice by either Party individually or jointly during the course of the performance of this Agreement that are [†].
“Omeros’ Product Requirements” means Omeros’ total requirements of Product for commercial sales in the Territory as well as clinical supplies of Product for the development of additional therapeutic indications after Launch.
“Omeros Property” means any chemical and/or biological materials or samples, other tangible property, and written or electronic documents and records owned by or licensed to Omeros as of the Effective Date, developed by Omeros in connection with this Agreement, or disclosed or delivered by or on behalf of Omeros in connection with this Agreement, including Omeros Confidential Information (including Product Data) and Omeros’ Intellectual Property (including Omeros New IP) in tangible or electronic form.
“Price” means the [†] price of the Product, as set forth on Exhibit D, attached hereto and incorporated herein.

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“Process” or “Processing” means the act or acts of manufacturing, handling, storing, analyzing, testing, filling, finishing, packaging, inspecting, labeling, preparing for shipment and/or stability testing of Product by Hospira pursuant to this Agreement.
“Product” means a liquid formulation of Omeros’ pharmaceutical product, Omidria™ (designated as OMS302), which contains each of the following APIs: phenylephrine HCl, ketorolac tromethamine.
“Product Data” means all information, documents, records, raw data, specimens, and other work product that relates to or describes the Services, including the Processing of Product. The term “Product Data” shall include documents and records pertaining to Processing of Product, Batch Records, Certificates of Analysis, Certificates of Compliance, analytical test methods, analytical test results, list of SOPs, Product Specific SOPs, list of equipment used in the Processing of Product, signed title pages of approved qualification reports for such equipment, general facility layout details and process trend and variability data, and all other documents, reports and data prepared, developed or generated by Hospira in connection with performance of the Services hereunder. The term “Product Data” shall expressly exclude, however, General SOPs and other information that is Hospira’s Confidential Information that is not specific to Omeros or the Product and is related to Hospira’s manufacturing processes that are generally applicable to the products of multiple customers.
“QP” means the qualified person that releases Product in accordance with the European Union Directive 2001/83/EC for medicinal products for human use, as may be subsequently amended.
“Recipient” means a Party that receives Confidential Information.
“Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-marketing approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, distribution, sale or use of the Product in a regulatory jurisdiction.

“Regulatory Authority” means any governmental regulatory agency or authority that is responsible for regulating any aspect of the development, Processing, market approval, sale, distribution, packaging or use of the Product, including as applicable, based on the Territory on the Effective Date or any expansion of the Territory by mutual written agreement of the Parties, the FDA, the EMA, any analogous governmental agency within any country in the European Union and any additional governmental agencies as agreed upon by the Parties based on expansion of the Territory.
“Services” means all services performed and activities conducted by Hospira (including those related to process improvements and Processing of Product, as applicable) pursuant to this Agreement and the Specifications.
“SOPs” means Hospira’s standard operating procedures, and includes “General SOPs” that are not specific to Processing of Product and “Product Specific SOPs” that are specific to the Processing of Product.

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“Specifications” means the Product attributes listed on Exhibit B attached hereto, which is incorporated into this Agreement, the Master Batch Record for Product, the master packaging Batch record for the Product, the labeling requirements for the Product, and all other written specifications and/or instructions for measurable and observable qualities, characteristics and attributes of Product and all other written requirements, standards, specifications, quality assurance/quality control testing and release and other attributes pertaining to the Product and/or Processing of Product, including APIs, other Materials and Third Party suppliers for Processing Product, that are agreed to by the Parties (and as amended from time to time by Omeros in consultation with Hospira, including such amendments as may be required to obtain or maintain Regulatory Approval from the FDA or other Regulatory Authorities).
“Technical Records” means all books, records (including the Master Batch Record and individual Batch Records for Product), test data and results and laboratory data (including Certificates of Analysis, SOPs and all other Product Data), reports and all other information relating to the Services performed under this Agreement and the methods, Facility and equipment used for Processing of Product or other Services.
“Territory” means the United States and the European Union [†].
“United States” means the United States of America (including the District of Columbia, the Commonwealth of Puerto Rico, all territories and possessions of the United States of America, United States military bases, and any other location over which the FDA has jurisdiction to regulate medicinal products intended for human use).

2.	COMMERCIAL SUPPLY
2.1    Processing of Product. Omeros hereby engages Hospira, and Hospira hereby agrees, to Process the Product for commercial sale by Omeros in accordance with the Specifications, and in compliance with this Agreement and all Applicable Laws (including cGMPs). The terms of this Agreement shall apply to the exclusion of and shall supersede the terms of any purchase order, acknowledgement, confirmation, shipping document, or other document.
2.2    Materials and Equipment. Unless otherwise agreed by the Parties in writing, Hospira shall supply all Materials and standard processing and manufacturing equipment needed for Processing of Product in accordance with this Agreement and the Specifications, at its sole cost and expense (including shipping costs in connection with such Materials and equipment).
2.2.1    Non-Standard Equipment. If dedicated or specialized equipment is required to Process Product for Omeros, Hospira shall specify such equipment to Omeros in writing and, if Omeros agrees in writing that such equipment is required, Omeros shall reimburse Hospira for the cost of purchasing such equipment, on a pass-through basis, as well as the reasonable cost of installation and validation of such equipment, all subject to Omeros’ prior written approval or a separate written agreement between the Parties with respect to such equipment purchase, installation and validation. Title to the equipment shall be in Omeros’ name. The Parties will jointly prepare documentation showing that Hospira has purchased the equipment on behalf of Omeros and that title is vested in Omeros. At Omeros’ request and reasonable expense, the equipment shall be returned to

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Omeros or otherwise disposed upon expiry or earlier termination of this Agreement or upon Omeros’ earlier request. If Hospira wishes to use such equipment for Processing of a product other than Product for Omeros, Hospira and Omeros shall meet and discuss the technical and practical ramifications of such use and appropriate compensation to Omeros, but in no event is Omeros obligated to allow the use of such equipment for the manufacture of such other product. These provisions shall not apply to any non-dedicated or non-specialized equipment normally used or required for the manufacture of pharmaceutical products, or to additional non-dedicated or non-specialized equipment required to increase production capacity or efficiency at the Facility.
2.2.2    Labeling Hospira shall label the Product in accordance with the Specifications using content provided by Omeros. Omeros shall control the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product and shall have the responsibility, at Omeros’ expense, for (a) ensuring such content is compliant with relevant Regulatory Approval(s) and all Applicable Law, and (b) any changes or supplements to such content, including the expense of securing any approvals required by any applicable Regulatory Authority for any such changes or supplements. Hospira shall, at Hospira’s expense (except to the extent set forth in Section 2.2.3), be responsible for obtaining such labels (and any changes or supplements thereto) in accordance with content specified by Omeros.
2.2.3    Labeling Changes. Should Omeros request or be required to make any modifications to Product labeling and packaging, it shall submit a written change order to Hospira containing the requested or required modifications, together with any documentation specifying the content of the new labeling and packaging, including all necessary photo-ready art (or its substantial equivalent). Hospira shall promptly provide Omeros with a statement of charges for the work to be performed based on its per/hour, per/person rates then in effect and its estimated timeline for implementing the changes. Upon written approval by Omeros, which approval shall be at Omeros’ sole discretion, Hospira shall perform such requested or required labeling and packaging work. Omeros shall pay Hospira for the work performed, in addition to reimbursing Hospira for the reasonable cost of any existing labeling and packaging that has become obsolete as a result of such changes.
2.3    Omeros’ Responsibilities and Authority. Unless otherwise agreed by the Parties in writing, Omeros agrees that it will (a) provide appropriate scientific data regarding the Product, including appropriate and available safety and toxicity data, test methods and formulation, fill and finish of the Product (as applicable), (b) provide Hospira with commercially appropriate information necessary to Process the Product, (c) prepare and/or review and, if acceptable to Omeros, approve all Specifications, and (d) as applicable, prepare all submissions to Regulatory Authorities, portions of such that are relevant to Hospira which shall be subject to review by Hospira as set forth in Section 5.9. Other than Processing of Product by Hospira in accordance with this Agreement, Omeros shall retain sole authority and responsibility in all matters related to commercialization of the Product.
2.4    Specifications/Amendments/Changes.
2.4.1    Specifications. The Master Batch Record and the Specifications shall be prepared and maintained in Hospira’s standard format by Hospira, using Omeros’ master formula, other technical information or standards that may be provided by Omeros, technical support provided

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by Omeros, and labeling criteria (if applicable) provided by Omeros, and shall be approved in writing by Omeros.
2.4.2    Changes to Specifications. Except as set forth in Section 2.4.3, if either Party requests a change to the Specifications, Hospira shall provide Omeros with cost estimates for the additional or repeat work related to such changes. If Omeros approves in writing such additional or repeat work, Omeros shall be responsible for paying such costs if the changes are specific to the Product, but not for regulatory mandated or plant upgrade changes that are required for products in addition to the Product (which shall be approved pursuant to Section 2.4.3). If Omeros approves such estimated costs, Hospira shall perform such work, and Omeros shall pay Hospira’s reasonable costs for such work within thirty (30) days of completion of such work; provided, however, that Hospira shall promptly notify Omeros in writing that such work has been completed. Reimbursement for such additional work or repeat work shall be at the rate of [†], unless otherwise agreed on a project-by-project basis [†].
2.4.3    Regulatory Mandated Change to Specifications. If there is a change in Applicable Laws that would necessitate a change in the Specifications, Processing or the means or methods of performance under this Agreement by Hospira, the Parties will meet and confer in good faith to determine whether and what changes (if any) should be made thereto and/or to the respective responsibilities of the Parties therefor. Promptly after a request is made by Omeros for any such change, or the Parties become aware of the change in Applicable Laws necessitating such change, Hospira shall notify Omeros of any anticipated increase and/or decrease in the Price and any costs, expenses or fees associated with such change. Omeros shall have the right to approve such change and, if approved, the right to approve any corresponding revised Price and any reasonable costs, expenses or fees associated with such change. No change in the Specifications, Product-specific manufacturing processes, test methods, or other documentation or procedures relating to Processing of Product or the Services shall be implemented by Hospira, whether initiated by Omeros or requested or required by any Regulatory Authority, unless and until the Parties have executed a written agreement documenting such change (“Change Order”), including the implementation date of such change and any increase or decrease to the Price to reflect costs, expenses, fees or savings associated with such change. If a Change Order is caused by a change clearly mandated or required by any Regulatory Authority then approval of such Change Order shall not be withheld.
2.4.4    Increases in Price. [†].
2.5    Meetings; Communications. The Parties shall hold team meetings via teleconference, videoconference or in person on a regular and periodic basis. Each Party shall appoint a representative (each a “Representative”) who will have primary responsibility for day-to-day interactions with the other Party’s Representative concerning the Processing of Product and all other activities of the Parties in connection with this Agreement. Unless otherwise mutually agreed by the Parties in writing, all communications between Hospira and Omeros regarding the performance of the Services, Processing of Product and the activities of the Parties in connection with this Agreement shall be addressed to or routed directly through (as appropriate) the respective Representatives of each Party. Hospira shall provide periodic updates to Omeros regarding the Processing of Product. These updates may be delivered by Hospira verbally, by telephone or videoconference, or in writing, as mutually agreed

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upon by the Parties. Hospira shall notify Omeros as soon as practicable (but in any event within [†]) of any event or condition, including technical deviations as addressed in Section 5.6, that is likely to detrimentally impact or limit Hospira’s performance of the Services or Processing of Product. Hospira shall notify Omeros as soon as practicable (but in any event within [†]) of any financial, legal or business condition that is likely to detrimentally impact or limit Hospira’s performance of the Services or Processing of Product.
2.6    Supply and Processing of Commercial Product; APIs.
2.6.1    Commercial Product Supply; Minimum Percentage; Hospira Obligations Regarding Processing and Services. Pursuant to the terms and conditions of this Agreement, Omeros engages Hospira to supply, and Hospira agrees to Process, deliver and sell to Omeros, Product intended for commercial sale in the Territory. Hospira shall be obligated to Process and supply, and Omeros shall be obligated to purchase and take Delivery of, the Minimum Percentage of Omeros’ Product Requirements during the Term, which initially shall be (a) for Product destined for the United States, no less than [†] of Omeros’ Product Requirements, and (b) for Product destined for the European Union, an amount to be mutually agreed upon by the Parties in writing, not to exceed [†] of Omeros’ Product Requirements, within [†] following Omeros’ receipt from a European Regulatory Authority of marketing approval of Product in the European Union, provided, however, if the Parties do not within such time frame or by subsequent amendment of this Agreement reach such agreement, Hospira shall not be required to Process and supply, and Omeros shall not be required to purchase and take Delivery of, Product destined for the European Union. At any time during the Term, Omeros and Hospira may mutually agree in writing to have Hospira supply and Omeros purchase a percentage of Omeros’ Product Requirements that is greater than the initial Minimum Percentage as set forth herein. Hospira shall Process the Product and perform all other services (including Services) agreed upon by the Parties in accordance with the Specifications and Applicable Laws (including cGMPs) and in compliance with this Agreement.
2.6.2    Active Pharmaceutical Ingredient Supply. Hospira shall be responsible, at its own cost and expense, for the procurement, qualification, testing and use of all quantities of API required to Process the Product. Hospira shall ensure that it procures the API from vendors who are (a) approved in writing by Omeros, in its reasonable discretion and (b) qualified and approved by Hospira in accordance with its internal qualification procedures and SOP’s. Hospira will further ensure that all API it uses in the Processing of the Product conforms to the specifications for API set forth in the Specifications of Exhibit B, relevant ICH Guidelines and terms of the Quality Agreement.
3.    DELIVERY; PRODUCT ACCEPTANCE/REJECTION; FORECASTING; PAYMENT
3.1    Delivery of Product. Omeros will arrange the transportation of Product with Omeros approved carriers. Hospira shall provide Product together with corresponding Certificates of Analysis/Certificates of Compliance in accordance with the shipping and packaging instructions set forth in the Specifications or otherwise provided in advance by Omeros and agreed to by Hospira (including any special packaging or shipping conditions or labeling requirements), on or before the date(s) specified for Delivery in any Purchase Order. Delivery terms shall be [†]. Title to and risk of loss over the Product shall pass to Omeros at the time the Product is placed aboard the vehicle of Omeros’

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designated carrier at the loading dock of the Facility. Hospira shall not Deliver any Product to Omeros until (a) Hospira has released such Product pursuant to the Specifications and the terms of the Quality Agreement and (b) Omeros has authorized shipment of the Product by Hospira after its review and approval of the documentation provided by Hospira under this Agreement and the Quality Agreement (“Release Authorization”). [†]. Hospira shall be responsible for providing all quality and commercial shipping documentation as set forth in the Specifications or as otherwise required under Applicable Laws or by agreement of the Parties. At no additional expense to Omeros for assistance, Hospira will cooperate with Omeros and Omeros’ carrier to arrange for transportation of Product at Omeros’ expense from the Facility to the destination(s) specified by Omeros. For any shipments outside the European Union, Omeros shall be the exporter of record; provided, however, that Hospira shall assist Omeros, at no additional expense, in the preparation of any required export documentation. Omeros shall be responsible for all shipping validation and quality control.
3.2    Quality Control; Agreement and Certificates. Hospira’s Qualified Person(s) (“QP”) shall perform quality control tests on each Batch to ensure that each Batch has been Processed in accordance with Applicable Laws, including cGMP, and conforms to the Specifications. All quality control test results and copies thereof shall be made available to Omeros upon written request of Omeros. A separate quality agreement between Hospira and Omeros (“Quality Agreement”) will be signed prior to cGMP production of the Product, so that Omeros and Hospira may set forth certain quality responsibilities of the Parties as they relate to the Processing of Product in connection with this Agreement. If there is any conflict, discrepancy, or inconsistency among the terms of the Quality Agreement, this Agreement or any other form used by the Parties, this Agreement will control. Any testing performed by or on behalf of Hospira (including tests to confirm that each Batch meets the Specifications), which shall be performed at Hospira’s sole cost and expense, may be used by Omeros for final release of each Batch without additional testing by Omeros. Notwithstanding the foregoing, the Parties agree that Omeros alternatively may, for Product with a final destination in the European Union, employ the services of Third Party QPs to conduct the release testing of each such Batch, and in accordance with Section 3.3 shall determine whether such Batch is conforming. Omeros (in its sole discretion) shall determine the form and substance of any release testing information that is submitted to any relevant Regulatory Authority.
3.3    Documentation; Inspection; Acceptance or Rejection.
3.3.1    Documentation. After all testing at Hospira has been completed and reviewed by Hospira, Hospira shall provide Omeros with properly completed copies of Batch Records and all other documents and records as required by the Quality Agreement for Omeros’ release of the Batch, all of which shall be prepared in accordance with the Specifications and Applicable Laws, and such samples of the Batch that Omeros may reasonably request. Omeros will review and discuss Omeros’ observations, if any, with Hospira. Once all observations are resolved, Omeros will release the batch. Hospira will then release the batch, including QP release for EU, and deliver the batch to Omeros. Omeros shall be responsible for all shipment validation.
3.3.2    Inspection; Rejection. Subject to Section 3.3.5, Omeros shall have a period of [†] from the date of its receipt of all such documentation (and if, applicable, Batch samples) to inspect, and accept or reject, the corresponding Batch as conforming or non-conforming with the

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Product Specifications. If Omeros rejects the Batch as being non-conforming, it shall promptly so notify Hospira. For the avoidance of doubt, Omeros shall have the right to reject any Batch as non-conforming if (a) Hospira fails to timely provide an accurate Certificate of Analysis and/or truthful Certificate of Compliance, (b) the Batch does not meet the Specifications, or (c) the Batch was not Processed in accordance with Applicable Laws, including cGMP. If, as a result of further review and testing, Hospira determines that the Batch does conform to the Specifications or is otherwise not defective, Hospira shall so notify Omeros and the Parties shall then submit samples of such Batch to a mutually acceptable independent expert for testing.
3.3.3    Deemed Acceptance. If Omeros does not notify Hospira in writing of Omeros’ rejection of such shipment of Product within the [†] period stipulated in Section 3.3.2, Omeros shall be deemed to have accepted such shipment of Product, except that Omeros shall retain the right to revoke acceptance of Product for a Latent Defect pursuant to Section 3.3.5.
3.3.4    Product Quantity. If the quantity of Product produced in any Batch fails to meet the quantity specified in the applicable Purchase Order, then the Parties shall meet to discuss in good faith one or more possible remedies to resolve the shortage.
3.3.5    Latent Defect. If, after Omeros’ acceptance or deemed acceptance of a shipment of Product, Omeros discovers a Latent Defect, Omeros shall notify Hospira within [†] after such discovery of the Latent Defect, and Omeros shall have the right to revoke acceptance of such Delivery of Product by notifying Hospira thereof in writing. Upon such notice, such Delivery of Product shall be deemed rejected hereunder and the terms of Sections 3.3.3 and 3.4 shall apply.
3.3.6    Disagreement Regarding Non-Conformity. In the event Omeros rejects a shipment of Product for non-conformance in accordance with Section 3.3.3 or revokes acceptance of a shipment of Product under Section 3.3.5, Hospira shall have the right within [†] thereafter to sample and re-test such shipment of Product. If Hospira (a) agrees that such shipment of Product is non-conforming, then the terms of Section 3.4 shall apply, or (b) disagrees with Omeros’ determination that such shipment of Product is non-conforming, Hospira shall so notify Omeros in writing within such [†] period. If Hospira disagrees with Omeros’ determination that Product is non-conforming, then Hospira and Omeros shall cause an outside testing laboratory or consultant agreeable to both of them to perform comparative tests and/or analyses on samples of the alleged non-conforming Product. The testing laboratory’s or consultant’s results shall be in writing and shall be final and binding, save for manifest error on the face of its report. Unless otherwise agreed to by Hospira and Omeros in writing, the costs associated with such testing and review shall be borne by the Party against whom the outside testing laboratory or consultant rules. The outside testing laboratory or consultant shall be required to enter into written undertakings of confidentiality no less burdensome than those set forth herein. Hospira shall furnish the outside testing laboratory or consultant such instructions regarding the storage, handling and potential hazards of any Product as are provided to or developed by Hospira by or on behalf of Omeros.
3.4    Remedies for Non-Conforming Product. In the event that Hospira agrees that a shipment of Product is non-conforming, or if the outside testing laboratory or consultant determines that such Product is non-conforming, then, at Omeros’ election, Hospira shall (a) [†] or (b) [†];

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provided, however, that in either case [†]. Upon Hospira’s instructions, Omeros shall destroy or return, at Hospira’s cost, the non-conforming Product.
3.5    Shelf Life. Hospira may not release any Product for Delivery to Omeros that has expiry dating of less than the then currently approved expiry dating [†], as of the date of Delivery of the Product to Omeros unless (a) otherwise mutually agreed in writing by Hospira and Omeros, or (b) Omeros does not timely deliver its Release Authorization to Hospira. Notwithstanding the provisions of Section 3.3.3, for purposes of this Section 3.5, “timely deliver” shall mean the delivery of a Release Authorization no later than [†] after receipt of all documentation as set forth in Section 3.3.1, with Batch Records that have no errors, exception documents or other variations, deviations and discrepancies. In the event that the Parties have not otherwise agreed and Hospira releases Product in violation of this Section 3.5, Omeros shall have the right to reject such Product in accordance with Section 3.3.2 of this Agreement. Regardless of any errors, exceptions or variations in any Batch Documentation, Omeros shall use commercially reasonable efforts to complete its review and issue its Release Authorization no later than [†] of receipt of the Batch Records and other required release documentation from Hospira.
3.6    Custody of Omeros Property. In connection with this Agreement, the Parties agree that Hospira will have custody over certain Omeros Property. It is understood that such Omeros Property, to the extent practicable, will be clearly labeled by Hospira as belonging to Omeros, and that Hospira shall bear the risk of loss for any Omeros Property during the time that such Omeros Property is in the possession of Hospira. Title to Omeros Property shall at all times remain in Omeros or its assigns, and Hospira shall not pledge to any third party a security or other interest in the Omeros Property, nor shall Hospira allow the Omeros Property to be otherwise encumbered. Hospira shall at all times employ the measures specified by Omeros, and take such measures as are otherwise reasonably required, to protect Omeros Property from risk of loss or damage at all stages of Processing the Product and the Services hereunder. Hospira shall immediately notify Omeros if at any time it believes any Omeros Property has been damaged, lost or stolen. Hospira shall not use any Omeros Property for any purpose other than performing its obligations under this Agreement. Upon any request by Omeros, Hospira shall immediately return to Omeros all Omeros Property, including all copies thereof, in conformance with any directions provided by Omeros therefore, except that Hospira shall retain reserve samples of Product as provided in Section 3.7.
3.7    Retention Samples; Storage. Hospira shall retain and store, in accordance with the Specifications, samples of each Batch at the Facility at no cost to Omeros until the date that is thirteen (13) months after the expiration date of each such Batch (or for such longer period as may be required by applicable Regulatory Authorities or Applicable Laws). Thereafter, if requested by Omeros, Hospira and Omeros shall negotiate in good faith and enter into a contract for continued storage of such Product samples, at Omeros’ reasonable cost and expense; provided, however, that at any time following the initial storage period set forth above, if Hospira decides that it will no longer store such samples or Omeros decides it does not wish to continue to have Hospira store such samples, such Party shall provide no less than sixty (60) days’ written notice to the other Party, during which time Omeros will instruct Hospira to either return such samples to Omeros or a third party designated by Omeros, or to destroy such samples. Hospira shall comply with such instructions from Omeros,

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provided, however, that Omeros shall reimburse Hospira its reasonable out-of-pocket costs incurred in returning or destroying such samples.
3.8    Marketed Product Stability Samples. Hospira shall, in accordance with SOPs, pull stability samples of Product and either (a) retain, store and test such stability samples in accordance with the Specifications, or (b) ship such stability samples to Omeros or a third party designated by Omeros in accordance with the Specifications. Hospira shall provide Omeros at least sixty (60) days advance written notice prior to disposition of any stability samples after specified storage times have elapsed, and Omeros shall provide instructions on disposal, continued storage or shipment of such samples at Omeros’ reasonable expense. Upon Omeros’ written request, Hospira shall provide stability testing of the Product in accordance with ICH guidance in accordance with a time point matrix to be mutually agreed in writing and Exhibit C of this Agreement. Stability testing is based on an assumed Product shelf life of [†], and should the Product shelf life increase or decrease the stability testing shall be adjusted proportionately.
3.9    Price; Adjustments; Payment.
3.9.1    Product Pricing. Hospira shall invoice Omeros upon Delivery of Product by Hospira, at the Price set forth in Exhibit D of this Agreement.
3.9.2    Price Adjustments. The Price set forth as of the Effective Date of the Agreement [†]. Price increases shall be effective [†] and shall apply to [†], based on the Delivery date proposed by Omeros and accepted by Hospira as set forth in the applicable accepted Purchase Order, and disregarding any subsequent changes to the Delivery date requested by Hospira. [†]. Such increases shall not exceed the lesser of (a) [†], or (b) [†].
Hospira shall use all reasonable efforts to provide written notice to Omeros of any anticipated price increase no later than [†] of any calendar year.
3.9.3    Taxes; VAT; User Fees. Any applicable sales or use tax, excise, customs charges, duties or similar charge, or any other value-added tax (“VAT”) assessment fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product delivered and sold pursuant to this Agreement, and all government license filing fees and Prescription Drug User (PDUFA) annual establishment fees, with respect to all Product shall be paid by Omeros. In particular Omeros shall pay to Hospira all VAT due on the Product, if applicable, in accordance with the payment terms set forth in Section 3.9.4, as applicable. Hospira's invoices shall set forth the purchase price and itemize the applicable VAT. Notwithstanding the foregoing, any taxes or payments assessed or charged on Hospira in connection with its activities hereunder (e.g. taxes assessed against income or payments required to be made by Hospira as an employer) shall be borne entirely by Hospira.
3.9.4    Payment Terms. Omeros shall make payment of any undisputed portion of such invoices [†] within [†] after Omeros’ receipt of each such invoice, unless otherwise specifically set forth in this Agreement. If Omeros should default on any undisputed, due and owing payment, interest shall accrue on any undisputed amount that is overdue at the rate of [†] per month.
3.10    Product Forecasts.

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3.10.1    Rolling [†] Estimate. For capacity planning purposes, by no later than [†] in advance of Omeros’ desired Product availability date, Omeros shall provide Hospira with a written estimate of Omeros’ [†] quantity of commercial Product that represents the Minimum Percentage of Omeros’ Product Requirements for the first [†] of the Term, such estimate to be used by Hospira solely for [†] planning purposes. Omeros shall not incur any liabilities if such estimate is not met. If Hospira notifies Omeros (and such notification shall be provided to Omeros in writing) that it will be unable to supply Product in accordance with Omeros’ estimate, Omeros shall have the right, in its sole discretion, to [†]. Thereafter, by [†], Omeros shall update such rolling [†] estimate (“Rolling [†] Estimate”) for the period commencing on [†] of the [†]. Upon receipt of each Rolling [†] Estimate, Hospira shall, within [†] days after such receipt, provide Omeros a written (a) acceptance of such estimate (and in such event, Hospira shall plan to allocate its capacity in a manner consistent with such Rolling [†] Estimate), or (b) rejection of such estimate. In the event Hospira rejects any updated Rolling [†] Estimate, Hospira and Omeros shall meet as soon as possible to discuss in good faith the quantities of Product that Hospira would have capacity to provide to Omeros during each of the [†] covered by the Rolling [†] Estimate, and any amount agreed to shall be memorialized by the Parties in writing in a revised Rolling [†] Estimate. In such event and in Omeros’ discretion, Omeros shall have the right to [†].
3.10.2    Notification and Rolling Forecast. Omeros will provide Hospira with written notice when it submits to the FDA, the EMA or other relevant Regulatory Authority in the European Union a supplemental application or similar regulatory application to Omeros’ new drug application (“NDA”) or marketing authorization application (“MAA”), respectively, to enable the marketing of the Product Manufactured by Hospira. Hospira and Omeros will cooperate in scheduling and estimating initial commercial Batches of the Product. On or before the first (1st) day of each calendar month, beginning at least [†] prior to the anticipated date of commencement of commercial Processing (excluding process validation Batches), Omeros shall provide to Hospira [†] rolling forecast of the quantities of Product that Omeros intends to order from Hospira during such period (“Rolling Forecast”). The [†] of such Rolling Forecast shall constitute a binding order of Omeros and a supply commitment of Hospira for the quantities of Product specified therein (“Firm Commitment”), and the following [†] of the Rolling Forecast shall be a good faith estimate, the [†] of such following [†] period which is binding to the extent set forth in the Supply and Purchase Commitment described in Section 3.11.4.

3.11	Purchase Orders; Supply and Purchase Commitment.
3.11.1    Purchase Orders. On or before the first (1st) day of each calendar month, Omeros shall submit a purchase order (each a “Purchase Order”) to Hospira covering Omeros’ purchases of Product pursuant to the [†] of the Firm Commitment that is effective as of such first day, and shall specify the Delivery dates for the Product included in such Purchase Order. Hospira will use commercially reasonable good faith efforts to accept and meet the Delivery date specified by Omeros in the Purchase Order. Omeros shall not, without the written consent of Hospira, designate a Product Delivery date in a Purchase Order that is earlier [†] from the date on which Omeros submits the Purchase Order. For each Purchase Order, Hospira shall provide (a) a confirmation of acceptance of the Purchase Order based on the Product Delivery date specified by Omeros, or (b) a proposed modification of the Purchase Order offering to accept the Purchase Order based on an alternate Product

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Delivery date. Upon (x) Omeros’ receipt of Hospira’s confirmation of acceptance of the unchanged Purchase Order, or (y) Hospira’s receipt of Omeros’ written confirmation accepting the modified Purchase Order with the alternate Product Delivery date, such Purchase Order shall become a “Firm Purchase Order.” If Hospira subsequently finds that it is unable to meet the specified Product Delivery date for a Firm Purchase Order, Hospira shall promptly notify Omeros and provide to Omeros an alternative Product Delivery date (which shall not be more than [†] later than the initial Product Delivery date designated in the Firm Purchase Order).
3.11.2    Purchase Order Changes; Cancellation. In the event that Omeros requests any change to the Delivery date set forth in a Firm Purchase Order, Hospira shall attempt to accommodate the Delivery date change within reasonable manufacturing capabilities and efficiencies. [†]. Hospira shall also advise Omeros of the reasonable costs associated with making any such Delivery date change (if any), and Omeros shall be deemed to have accepted the obligation to pay Hospira for such associated, reasonable costs if Omeros indicates in writing to Hospira that Hospira should proceed to make the change. Hospira shall charge Omeros the amount agreed upon in writing by Omeros for making any such Delivery date change. If Omeros cancels a Firm Purchase Order, Hospira shall be relieved of its obligation relating to such order, but Omeros will not be relieved of its obligation of payment unless Hospira agrees to such cancellation in writing; [†]. If Omeros acts in any manner, not including any change requested by Omeros due to changes in regulatory or other Applicable Law or to ensure that the Product meets the Specifications, to directly and effectively interfere with Hospira’s ability to perform in accordance with a given Firm Purchase, Omeros shall remain liable for the full amount of the Firm Purchase Order, regardless of whether such Product is Processed by Hospira or whether Omeros takes Delivery of any such Processed Product; [†]. Notwithstanding the foregoing, Hospira shall use its commercially reasonable efforts to supply Omeros with quantities of Product which are in excess of the quantities specified in a Firm Purchase Order, subject to Hospira’s other supply commitments and manufacturing and equipment capacity.
3.11.3    Agreement Controls. In the event of a conflict between the terms of any Firm Purchase Order and this Agreement, this Agreement shall control.
3.11.4    Supply and Purchase Commitment. Hospira shall supply Omeros with the quantity of Product ordered by Omeros in each Firm Purchase Order, unless the quantity of Product ordered for any calendar quarter exceeds [†], and [†] thereafter, in which event Hospira shall use commercially reasonable efforts to supply quantities in excess of these amounts.
3.11.5    Purchase Commitment. Following completion of the [†] of the Initial Term, Omeros covenants to purchase from Hospira not less than [†] of the [†] of the Rolling Forecast during the [†] of the Initial Term thereafter (the “Minimum Purchase Requirement”). Omeros may shift any portion of its Firm Commitment to the [†] of the [†] of the Rolling Forecast so long as its Minimum Purchase Requirement is met. In lieu of Omeros taking Delivery of each such [†] Minimum Purchase Requirements of Product, Omeros shall have the option, to be exercised in writing if elected by Omeros, to pay for its Minimum Purchase Requirement at the Price set forth in Exhibit D and waive Hospira’s Processing and Delivery obligations for the corresponding amount of Product. In the latter event, Hospira shall invoice Omeros for the amount payable to meet the Minimum Purchase Requirement, and Omeros shall pay Hospira such amount within [†] after receipt of Hospira’s invoice.

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3.11.6    Failure/Inability to Supply.
(a)    [†] Percent. If Hospira fails to, or is unable to, supply Omeros with at least [†] percent ([†]%) of the quantity of Product ordered by Omeros pursuant to the greater of (i) all Firm Purchase Orders received during [†], or (ii) Omeros’ Firm Commitment for any [†] period, then Omeros shall have the right, in its sole discretion, to [†].
(b)    [†] Percent. If Hospira fails to, or is unable to, supply Omeros with at least [†] percent ([†]%) of the quantity of Product ordered by Omeros pursuant to the greater of (i) all Firm Purchase Orders received during [†], or (ii) Omeros’ Firm Commitment for any [†], then promptly thereafter Hospira’s and Omeros’ senior executives shall meet to develop a corrective action plan and/or remedy. If such mutually acceptable corrective action plan and/or remedy is not developed and mutually agreed within [†] after the first meeting of such executives, then Omeros shall have the right, in its sole discretion, to either (x) require Hospira to provide in good faith all commercially reasonable technology transfer assistance to Omeros for Omeros to qualify an alternate supplier (other than Hospira), at no cost to Omeros[†], and thereafter such assistance will be provided at Hospira’s standard consulting rates until such transfer is completed; (y) require Hospira to qualify another Hospira site at Hospira’s sole cost; or (z) terminate this Agreement.
3.12    Rework. Hospira will not rework or reprocess Product unless authorized in advance by Omeros in writing and there is a validated process for such rework or reprocessing of Product. Re-inspection does not constitute rework or reprocessing.
3.13    Product Recalls. In the event that any Product is recalled due to (a) the request, directive or order of any Regulatory Authority or other national government authority, (b) the order of a court of competent jurisdiction, or (c) a voluntary recall instituted by Omeros, Omeros shall coordinate such recall, and the Parties shall take all appropriate actions to carry out such recall and shall cooperate with any governmental investigations surrounding such recall. The cost of any such recall shall be borne by Hospira if the recall results from the failure of the Product to meet Specifications or Hospira’s breach of this Agreement, including breach of Hospira’s warranties under Section 4.2, [†] per recall. Further, Hospira shall at Hospira’s expense, replace any recalled Batches (including the purchase of replacement API and other Materials). [†]. The cost of any other recall shall be borne exclusively by Omeros. For purposes of this Agreement, recall expenses shall include the expenses of notification and destruction or return of the recalled Product, cost of the recalled Product, and any costs associated with the APIs and other Materials for and Processing and distribution of replacement Product, but shall not include lost profits of either Party.
3.14    Hazardous Waste. Hospira shall be responsible for destruction of any and all hazardous waste, including rejected or recalled Product, rejected, excess or unsuitable APIs or other Materials, remainder, residue and refuse, subject first to completion of any retention periods and activities specified in this Agreement, in accordance with the Applicable Laws. Omeros shall bear the expense of destruction of hazardous waste, except for any hazardous waste resulting from Hospira’s breach of this Agreement, including breach of any warranty under Section 4.1 herein, for which hazardous waste Hospira shall bear the expense.

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3.15    Storage Fee. A storage fee shall be due and payable to Hospira if Omeros stores Product at the Facility for longer than thirty (30) days after Omeros’ Release Authorization; provided, however, that no such storage fee shall accrue or be due or payable should a force majeure event (as described in Article 11) occur, and for the duration of such force majeure event, which directly or indirectly prevents Omeros from moving Product (or having Product moved) from the Facility. The fee shall be [†].
3.16     Shipments per Batch. Hospira shall make up to [†] shipments to Omeros of Product per Batch at no charge to Omeros. Any additional shipments of Product per Batch requested shall be at a fee of [†] per shipment plus shipping costs.

4	REPRESENTATIONS AND WARRANTIES
4.1    Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that (a) such Party is and will remain duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such Party has the full power, right and authority to execute and deliver this Agreement, (c) the person executing this Agreement is authorized to execute this Agreement, (d) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms, (e) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it and (f) such Party will not enter into any agreement, either written or oral, that would prevent it from fulfilling its responsibilities under this Agreement.
4.2    Hospira Representations and Warranties. Hospira represents and warrants that (a) it shall use all commercially reasonable best efforts to perform its obligations hereunder; (b) it will assign professional personnel, qualified to perform the Services in a manner consistent with the technical requirements of the Processing of Product, (c) it will conduct the Services in conformity with Applicable Laws including applicable cGMP, the procedures and parameters set forth in the Specifications, and generally accepted standards for the pharmaceutical industry, and the event of any conflicts between the foregoing requirements, the most stringent requirement shall be met so long as consistent with all Applicable Laws, (d) each Certificate of Analysis will reflect the results of the tests conducted on the Batch to which it relates, each Certificate of Compliance will be accurate and true, and the Batch Records delivered to Omeros will accurately reflect in all material respects the processes and procedures followed by Hospira in Processing Product as set forth in the Specifications, (e) all Product that Hospira delivers to Omeros pursuant to this Agreement shall, at the time of Delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of all Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of Delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce, (f) the API used by Hospira to Process Product hereunder shall have been manufactured in accordance with all applicable cGMP (including ICH Q7A) and meets the specification for API set forth in the Specifications of Exhibit B and (g) it will not transfer to any third party any Product, other than, (i) for the purpose of tests at any independent expert or outside

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testing laboratory or consultant, as provided under Section 3.3.6, (ii) to Omeros’ designee, or (iii) to any subcontractor approved in accordance with Section 6.1. Hospira further represents and warrants that it has obtained (or will obtain prior to Processing Product or performance of other Services), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations which are required under Applicable Laws for the Processing of Product or performance of other Services hereunder.
4.3    Omeros Representations and Warranties. Omeros represents and warrants that (a) the intellectual property, proprietary technology, know-how, manufacturing processes or other proprietary rights that Omeros transfers and licenses to Hospira hereunder do not, to Omeros’ knowledge, infringe any patents or know-how of a Third Party, (b) Specifications that Omeros provides to Hospira shall conform to the appropriate Drug Approval Application that Omeros has filed with the relevant Regulatory Authorities, and (c) Omeros will not sell Product into any jurisdiction unless and until Omeros receives the required Regulatory Approval.
4.4    Mutual Debarment Warranties. Each of Hospira and Omeros represents, warrants and covenants to the other that it shall not employ, contract with, or retain any person directly or indirectly to perform any Services or other obligations under this Master Agreement if (a) such person is presently debarred by the FDA pursuant to 21 U.S.C. 35a or its successor provisions, or the Party has knowledge that such a person is under investigation by the FDA for debarment, or (b) such a person has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 CFR 12.70 or its successor provisions. In addition, each of Hospira and Omeros represents and warrants to the other that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If, during the Term, Hospira or any person employed or retained by Hospira to perform the Services or any other obligation under this Agreement, (x) comes under investigation by the FDA for a debarment action, disqualification or similar action, (y) is debarred or disqualified, or (z) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Hospira shall immediately notify Omeros of same and Omeros shall have the right to terminate this Agreement upon written notice without further cost or liability, except for payments of accrued and unpaid obligations to the date of termination.

5.	RECORDS; REGULATORY MATTERS
5.1    Technical Records. Hospira shall maintain complete, true and accurate Technical Records in accordance with Applicable Laws and as is reasonably necessary to support Omeros’ regulatory filings with respect to Product. Hospira shall store all Technical Records for the longer of a period of at least [†] from the relevant Product manufacturing date or the period required under Applicable Laws, after which Hospira may dispose of the Technical Records or return the Technical Records (excluding General SOPs and any Confidential Information of Hospira) to Omeros in accordance with Omeros’ express written instructions therefore. In the absence of such instructions, Hospira shall notify Omeros in writing of its intent to dispose of the Technical Records and request Omeros’ instructions as to their disposal. If Omeros does not respond to such notice within sixty (60) days after receipt thereof, or in any event prior to the later destruction of such records, Hospira may destroy such records at its discretion and expense. Hospira shall, at any time upon Omeros’ written

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request and at Omeros’ reasonable expense, return the Technical Records to Omeros or transfer the Technical Records to any third party designated by Omeros.
5.2    Drug Master File; Regulatory Filings. Hospira shall file and maintain the appropriate drug master file (“DMF”) and related reference applications (e.g., site master file) in accordance with the Applicable Laws in the Territory for its Processing of each Product under this Agreement, at Hospira’s sole expense. Upon request by Omeros, Hospira shall make selected portions (including all portions relevant to the Processing of the Product) of its DMF and related reference applications, and all Technical Records available for inspection by authorized representatives of the FDA and other Regulatory Authorities. At Omeros’ request and as agreed upon by Hospira, Hospira shall prepare some or all sections of Omeros’ regulatory filings (including chemistry, manufacturing and control sections) for a Product that pertain to Hospira’s Processing activities hereunder, or at Omeros’ request shall assist Omeros in preparing such sections; provided, however, that Omeros shall compensate Hospira for its reasonable out-of-pocket costs and expenses associated with such preparation activities. Hospira shall provide any additional information, and otherwise cooperate as reasonably requested by Omeros, at Omeros’ reasonable cost and expense, in support of any regulatory filings related to Product, including in the preparation and maintenance of such regulatory filings, which regulatory filings shall be filed by Omeros at its sole cost and expense in its sole discretion and shall be the sole and exclusive property of Omeros.
5.3    Communications with Regulatory Authorities. Omeros shall be solely responsible for all contacts and communications with any Regulatory Authority with respect to all matters relating to Product. At Omeros’ request and expense, Hospira shall make appropriate personnel reasonably available for meetings with Regulatory Authorities related to Hospira’s Processing of Product or other Services. Other than during an audit or inspection by any relevant Regulatory Authority, Hospira shall have no contact or communication with any Regulatory Authority regarding the Product or regarding Hospira’s Processing activities or other Services directly related to Product without the prior written consent of Omeros, which consent may be granted or withheld in Omeros’ sole discretion, except as provided in Section 5.6 or as required by Applicable Law or a Regulatory Authority. Hospira shall notify Omeros as soon as possible, but in no event later than [†], after receiving any contact or communication from any Regulatory Authority that in any way directly relates to Product or Hospira’s Processing activities or other Services hereunder.
5.4    Compliance. Hospira shall comply in all material respects with all regulatory requirements with respect to Product that are imposed upon Hospira (as the provider of Services hereunder) by Applicable Law from time to time, including, but not limited to, those relating to environmental, health, and safety matters. Omeros shall comply in all material respects with all regulatory requirements with respect to Product that are imposed upon Omeros (as the holder of any Investigational New Drug application or New Drug Application and any similar global applications with respect to Product) by Applicable Law from time to time.
5.5    Audits; Right of Access. Hospira shall permit up to [†] Omeros personnel and authorized representative(s), and/or shall ensure that up to [†] Omeros personnel and authorized representative(s) shall be entitled, (a) to inspect, observe and audit the Processing of Product and other Services, the Facility and any other locations at which Product may be Processed with Omeros’

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consent, (b) to examine the condition of the Materials, Omeros Property, and Product stored at the Facility, and (c) to examine all Product Data, Technical Records and all other documentation related to this Agreement, including maintenance logs for the purposes of ensuring compliance with cGMP and Hospira’s trade secrets and other Confidential Information related to its manufacturing processes to the extent relevant to the Processing of Product and/or other Services performed by Hospira hereunder, not to exceed [†] (except “for cause” audits as set forth below in this Section 5.5) during the term of this Agreement, subject to at least [†] days’ notice and prior approval by Hospira, such approval not to be unreasonably withheld, during regular business hours, and for a period not to exceed [†], provided, however, the foregoing limitations on number of personnel, notice period and audit duration shall not apply to for-cause audits; provided further, that such Omeros personnel and/or authorized representative(s) shall be bound to obligations of confidentiality pursuant to this Agreement or pursuant to a separate, executed confidentiality agreement that imposes an obligation of confidentiality no less onerous than the obligation imposed pursuant to Article 8 of this Agreement. Notwithstanding these limitations, up to [†] Omeros personnel and representatives shall be entitled to observe the Processing of Product and other Services at any time upon reasonable notice and for a reasonable duration during regular business hours (including during any shift that is engaged in Processing of Product or performance of other Services). Omeros shall be entitled to conduct “for cause” audits following issuance of Form 483s or similar reports delivered by Regulatory Authorities to Hospira pertaining to the Processing of Product, performance of other Services, or the occurrence of other events which are likely to adversely affect the Processing of Product or other Services as frequently as requested by Omeros at reasonable times and for reasonable duration (which may exceed [†]) until Hospira has corrected such deficiencies, subject to Hospira approval, such approval not to be unreasonably withheld. Hospira shall audit its permitted subcontractors and suppliers for compliance with the Specifications and Applicable Laws, including cGMP according to Hospira’s standard subcontractor audit procedures, if the subcontractors are chosen by Hospira. Omeros shall be responsible for audit of all subcontractors and suppliers that have been selected by Omeros in lieu of subcontractors and suppliers recommended or routinely used by Hospira. During Omeros’ audits of the Facility, Omeros shall have the right to confirm Hospira’s compliance with Hospira’s standard operating procedures for auditing subcontractors and suppliers for any Products Processed or other Services performed under this Agreement.
5.6    Regulatory Inspections. Hospira also agrees to allow the FDA, the EMA or any other EU national Regulatory Authority (e.g., the UK Medicines and Healthcare Products Regulatory Agency - “MHRA” [†]) to conduct any pre-Regulatory Approval (“PAI”) or for cause inspection of the Facility related to the Processing of Product which the FDA, the EMA or other relevant Regulatory Authority requests or requires and Hospira agrees to reasonably cooperate with such Regulatory Authority in connection with such inspection. Omeros agrees to offset Hospira’s costs for each PAI inspection at the rate of [†] per PAI. Hospira shall advise Omeros no later than the next day that is not a Saturday, Sunday or federal or state holiday if an authorized agent of any Regulatory Authority or any other regulatory body plans to visit the Facility for a PAI or for any other reason after approval, and makes an inquiry regarding Hospira’s Processing of Product or performance of other Services regarding any part of the Facility that is used in Processing of Product or performance of other Services. Omeros shall have the right to be present at any visit directly relating to the Product or otherwise with Hospira’s approval, which approval shall not be unreasonably withheld, and to review in advance and comment on any response to the communication or investigation submitted by Hospira (but no

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more than [†] Omeros personnel shall be present during any such visit). Hospira shall cooperate fully with Omeros in providing the information needed for any such communication. Hospira shall provide to Omeros copies of any Form 483s or equivalent documents delivered by such Regulatory Authority or regulatory body as a result of such visit, to the extent that the 483 or other document specifically mentions Product. Portions of the 483 or other document not relating to Product will be redacted.
5.7    Changes in Territory. Omeros shall give Hospira reasonable prior notice in the event that it desires to pursue marketing and sales activities for the Product in countries or geographic regions outside of the Territory. The Parties will then determine the preparatory work that may be required (if any) and, where practical and upon agreement, Hospira shall provide Omeros with all necessary additional technical/developmental and regulatory support, including, for example, regulatory support for Omeros’ supplemental regulatory filings, packaging and Product development, labeling, and relevant Regulatory Authority inspections. Any additional technical, developmental and regulatory support for such other countries or geographic regions shall be considered a change in scope and the Parties will agree to the reasonable incremental costs of such additional support. Hospira shall be entitled to charge a fee of [†] for any additional pre-approval inspections of the Facility that may be required by relevant Regulatory Authorities.
5.8    Product Complaints. Omeros shall maintain customer complaint and adverse event files in accordance with Applicable Laws. Any such complaints received by Hospira shall be forwarded to Omeros. Omeros shall be responsible for the review of the complaint or adverse event to determine the need for an investigation or the need to report to the FDA, as required by Applicable Laws. Omeros shall provide Hospira copies of all Product performance or manufacturing-related complaints that relate directly to Processing of Product by Hospira and require investigation, as well as copies of the results of such investigation. Hospira shall cooperate and assist Omeros in any such investigations and shall fully report findings of any investigation it conducts to Omeros. Omeros shall make specific complaint and adverse event files available for inspection, to the extent required by any Regulatory Authority, during inspection of Hospira’s facilities.
5.9    Hospira Right to Review. Hospira shall have the right to review and consult on those portions of Omeros’ proposed regulatory submissions relating to Hospira’s Processing procedures before any submissions are filed with appropriate Regulatory Authorities. Omeros shall use commercially reasonable efforts to provide Hospira with no less than [†] to review any such proposed regulatory submissions and Hospira will use commercially reasonable efforts to expedite any review. Omeros shall provide copies and consult with Hospira and Hospira may advise Omeros in responding to questions from the Regulatory Authorities regarding Omeros’ submission(s) for Product. Omeros shall provide to Hospira for its files a final copy of the Chemistry, Manufacturing and Controls section of any such regulatory submission(s) related to Hospira’s Processing.
6.    SUBCONTRACTORS
6.1    Conditions. Hospira agrees not to subcontract any [†]. Hospira shall not assign, subcontract, or delegate any of its responsibilities under this Agreement except [†]. Such subcontractors shall be subject to confidentiality obligations at least as stringent as provided in this Agreement. No subcontractor may further subcontract any responsibilities under this Agreement without the prior written consent of Omeros, which consent may be granted or withheld in Omeros’

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sole discretion. Hospira shall be responsible, and shall remain liable, for the performance of all of its obligations under and in accordance with this Agreement, including any subcontracted obligations, and for any breach or failure to perform by any subcontractor. Omeros shall have the right to require Hospira to audit and inspect all subcontractors (including, without limitation, all vendors and testing contractors) with whom Hospira may enter into agreements in the performance of Services. Hospira shall ensure that all agreements with such subcontractors include provisions to maintain the confidentiality of Omeros’ Confidential Information.
7.    INTELLECTUAL PROPERTY
7.1    Ownership of Intellectual Property. Except as expressly set forth in this Agreement or as the Parties may otherwise agree in writing, each Party owns, and shall continue to own, its existing Intellectual Property as of the Effective Date of this Agreement, and its Intellectual Property developed, acquired or obtained by such Party after the Effective Date of this Agreement independently of the other Party and the Services, without conferring any interest therein on the other Party. All Joint New IP shall be jointly owned by Hospira and Omeros. All Hospira New IP shall be owned solely by Hospira. Hospira shall grant to Omeros, and does hereby grant to Omeros, a fully paid-up, royalty-free, worldwide, perpetual, exclusive license, including the right to grant sublicenses, under all Hospira New IP and Hospira’s joint ownership interest in Joint New IP that is necessary or beneficial for Omeros’ or a third party to Process the Product solely for the purposes of making, having made, using, importing, offering for sale, and/or selling Product, reformulated or second generation versions of Product, generic versions of Product, or any locally delivered ophthalmic product including one or more of the same API(s) as Product (collectively “Product and Equivalents”). Hospira shall grant to Omeros, and does hereby grant to Omeros, a fully paid-up, royalty-free, worldwide, perpetual, non-exclusive license, including the right to grant sublicenses, under all Hospira New IP solely to the extent necessary or beneficial for the purposes of making, having made, using, importing, offering for sale, and/or selling Omeros’ pharmaceutical products other than Product and Equivalents. Hospira shall have the right to utilize all Hospira New IP for the purposes of making, having made, using, importing, offering for sale, and/or selling any product other than Product and Equivalents. All Omeros New IP shall be owned solely by Omeros. Hospira agrees to execute any assignment to confirm title to any Intellectual Property in Omeros’ name consistent with the ownership of such Intellectual Property as set forth in this Section, and to execute any other documents, including any and all patent applications or other instruments and render such other assistance to Omeros to apply for and prosecute patent or other proprietary protection in the United States or any other country with respect to Omeros New IP, provided, however, that Omeros shall compensate Hospira for its reasonable out of pocket costs and expenses and, for assistance other than executing documents, Hospira’s standard hourly fees for such assistance. Hospira shall promptly notify Omeros in writing of any and all Omeros New IP promptly after conception or reduction to practice thereof by Hospira. The Parties recognize that Hospira is in the business of developing, manufacturing, and selling generic pharmaceutical products. Nothing in this provision is intended to prohibit Hospira from independently developing, manufacturing, and/or selling any pharmaceutical product provided that Hospira does not utilize, refer to, and/or rely upon any Hospira New IP or the Joint New IP in the development, manufacturing, and/or sale of such product in contravention of the exclusive license granted to Omeros herein. The preceding sentence does not in any way convey to Hospira any right or license to Omeros’

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Intellectual Property, including the New Omeros IP, or to Omeros’ Confidential Information, or limit Hospira’s obligations with respect to the same as provided in this Agreement.
7.2    License to Hospira. During the Term, Omeros hereby grants to Hospira a royalty-free, non-exclusive license, without a right to sublicense, to use and exploit Intellectual Property owned by or licensed to Omeros and used in connection with the Processing of Product, solely to the extent necessary to Process Product for Omeros under the terms and conditions of this Agreement.
7.3    Product Data. All Product Data, including all Batch Records and other Product-specific Technical Records generated or obtained by Hospira in connection with this Agreement, and all Specifications, including Master Batch Records generated or obtained by Hospira in connection with this Agreement, but excluding General SOPs, shall be the sole and exclusive property of Omeros and shall be deemed to be Omeros’ Confidential Information. Upon expiration or termination of this Agreement or the earlier request of Omeros, Hospira shall send to Omeros at Omeros’ sole and reasonable expense, complete copies of all Product Data and Specifications in written and (where available) editable electronic form. The Product Data shall be prepared, documented and communicated by Hospira in a manner consistent with the Specifications or as otherwise instructed by Omeros.
7.4    No Implied Right or License. Nothing contained in this Agreement shall be implied to grant to either Party any right or license with respect to the other Party’s Intellectual Property or Confidential Information of the other Party, except as specifically provided in this Agreement.
8.    CONFIDENTIALITY
8.1    Confidential Information. Each Party agrees that the disclosing Party has and shall retain sole and exclusive rights of ownership in all Confidential Information disclosed or owned by such Party. Each Recipient agrees that during the term of this Agreement and for five (5) years thereafter it will not use any Confidential Information of the disclosing Party except for the purposes of performing under this Agreement, unless otherwise agreed by the Parties in writing. Each Recipient agrees not to disclose any Confidential Information of the disclosing Party to others (except to Recipient’s employees, consultants, professional advisors, agents and Affiliates who reasonably require disclosure of such Confidential Information to achieve the purposes of this Agreement and who are bound to the Recipient by like obligations as to confidentiality no less stringent than those set forth herein) during the term of this Agreement and for five (5) years thereafter without the prior written consent of the disclosing Party. Hospira agrees that with respect to the Product Data, the Specifications and the Omeros New IP, which are included in Omeros’ Confidential Information, these obligations of non-use and confidentiality, shall subsist beyond five (5) years after the expiration or earlier termination of this Agreement. Each Party agrees to maintain and follow reasonable procedures to prevent unauthorized disclosure or use of the other Party’s Confidential Information and to prevent it from becoming disclosed or being accessed by unauthorized persons. Each Party agrees that it may disclose to authorized persons only such Confidential Information of the disclosing Party as is necessary for each such authorized person to perform its responsibilities under this Agreement. Recipient shall advise the disclosing Party of any disclosure, loss, or use of Confidential Information of the disclosing Party in violation of this Agreement as soon as practicable. Each Party agrees to return or destroy the Confidential Information of the other Party, whether in written, graphic,

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electronic or other tangible form, upon written request, provided, however, that legal counsel for each Party may retain an archival copy of Confidential Information solely for purposes of ensuring compliance with this Agreement.
8.2    Disclosure of this Agreement. The terms of this Agreement shall be considered each Party’s Confidential Information, and accordingly except for disclosures expressly permitted under this Agreement, neither Party may release any information to any third party regarding the terms of this Agreement without the prior written consent of the other Party except as required by law or regulation. Notwithstanding the foregoing, the terms of this Agreement may be disclosed by Omeros to its existing or potential investors, acquirers, merger partners, commercial partners, shareholders, directors and professional advisors on a need-to-know basis, each of whom prior to disclosure must be bound by written or professional ethical obligations of confidentiality and non-use at least as restrictive in scope as those set forth in this Article 8 and that are of equivalent or greater duration in view of the circumstances of the disclosure.
8.3    Permitted Disclosures. Notwithstanding anything to the contrary, a Party may disclose the Confidential Information of the other Party only to the extent such disclosure is reasonably necessary (a) to secure patent protection for an Intellectual Property developed pursuant to this Agreement consistent with the ownership set forth in Section 7.1, or (b) to comply with Applicable Law, requirements of any Regulatory Authority or other regulatory or governmental agency, including the FDA, the Securities and Exchange Commission, the Federal Trade Commission and/or the Department of Justice, or judicial order from a court of competent jurisdiction, or (c) in order to conduct pre-clinical or clinical trials or seek Regulatory Approval to market Product. Prior to making any such permitted disclosures, however, the disclosing Party shall give reasonable advance notice to other Party with as much detail as possible in relation to the disclosure. Each Party agrees that it shall cooperate fully and in a timely manner with the other Party with respect to all such permitted disclosures, including determining what information should be released and requests for confidential treatment of Confidential Information of either Party included in any such disclosure; provided, however, that in no event shall a Party be required to delay any filing or release unreasonably hereunder.
8.4    Remedies. Because of the unique nature of the Confidential Information, each Recipient acknowledges and agrees that the disclosing Party may suffer irreparable injury if the Recipient fails to comply with the obligations set forth in this Article 8, and that monetary damages may be inadequate to compensate the disclosing Party for such breach. Accordingly, each Recipient agrees that the disclosing Party will, in addition to any other remedies available to it at law, in equity or otherwise, without the requirement to post a bond, be entitled to seek injunctive relief and/or specific performance to enforce the terms, or prevent or remedy the violation, of this Article 8. This provision shall not constitute a waiver by either Party of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise.
9.    NO WARRANTY; LIMITATION OF LIABILITY; INDEMNIFICATION; INSURANCE
9.1    No Warranty; Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL CONDITIONS, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE,

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INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OTHER THAN THAT THE PRODUCT MEETS THE SPECIFICATIONS, OR ANY WARRANTY OF NON‑INFRINGEMENT OF THIRD PARTY RIGHTS. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, LICENSORS OR PARTNERS BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LIABILITIES (INCLUDING SUCH DAMAGES OR LIABILITIES FOR LOSS OF PROFITS, BUSINESS, USE OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT (INCLUDING PERFORMANCE OR FAILURE TO PERFORM HEREUNDER), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, AND REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE).
9.2    Omeros’ Indemnification. Omeros shall indemnify, defend and hold harmless Hospira and its officers, employees and agents (collectively, the “Hospira Indemnitees”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, suits, costs and expenses (including reasonable attorneys’ fees) (any of the foregoing, “Damages”) arising out of or occurring as a result of a claim or demand made by an unaffiliated third party against a Hospira Indemnitee for property damage or personal injury (including death), in connection with (a) Omeros’ storage, promotion, labeling, marketing, distribution, use or sale of Product, (b) Omeros’ negligence, wrongful act or willful misconduct, (c) any breach by Omeros of its obligations, representations, warranties or covenants under this Agreement, (d) the lack of safety or efficacy of the Product, or (e) any violation of any patent or proprietary right of any third party relating to the Specifications or Product other than Hospira’s General SOPs or other Hospira developed Processing procedures used in the Processing of Product pursuant to this Agreement, except to the extent that any such Damages are caused by (i) any failure of the Product to meet the Specifications or any Latent Defect in the Product caused by a Hospira Indemnitee, (ii) the gross negligence or willful misconduct of a Hospira Indemnitee, (iii) by the breach by a Hospira Indemnitee of its obligations, representations, warranties or covenants under this Agreement, including failure to comply with the Specifications or any Applicable Laws, (iv) by the violation of any patent or proprietary Intellectual Property right of any third party that was known to Hospira and was not known to Omeros at the time of such violation, (v) the purchase, transportation, storage, use, handling or disposal of any hazardous substances in connection with performance of the Services by a Hospira Indemnitee, or (vi) any claim that the Processing or performance of Services by a Hospira Indemnitee pursuant to Hospira’s General SOPs or other Hospira developed Processing procedures violates a proprietary Intellectual Property right of any third party (except to the extent that such claim results from the Specifications or other instructions or directions from Omeros).
9.3    Hospira’s Indemnification. Hospira shall indemnify, defend and hold harmless Omeros and its officers, employees, and agents (collectively, the “Omeros Indemnitees”), from and against any and all Damages arising out of or occurring as a result of a claim or demand made by an unaffiliated third party against an Omeros Indemnitee for property damage or personal injury (including death) in connection with (a) Hospira’s negligence or willful misconduct, (b) any failure of the Product to meet the Specifications, any Latent Defect in the Product caused by Hospira, (c)

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any breach by Hospira of its obligations, representations, warranties or covenants under this Agreement, including Hospira’s failure to comply with the Specifications or any breach by Hospira of the Applicable Laws, (d) Hospira’s purchase, transportation, storage, use, handling or disposal of any hazardous substances in connection with performance of the Services, or (e) any claim that the Processing or performance of Services by Hospira pursuant to Hospira’s General SOPs or other Hospira developed development or Processing procedures violates a proprietary Intellectual Property right of any third party (except to the extent that such claim results from the Specifications or other instructions or directions from Omeros), except to the extent that any such Damages are caused by, (i) the gross negligence or willful misconduct of an Omeros Indemnitee, or (ii) by the breach by an Omeros Indemnitee of its obligations, representations, warranties or covenants under this Agreement.
9.4    Procedure. In the event that any third party claim, action or suit is instituted against a Party (the “Indemnified Party”) or its employees, officers or agents in respect of which indemnity may be sought pursuant to this Article 9, the Indemnified Party will promptly notify the other Party (the “Indemnifying Party”) in writing (provided that the failure to give such notice promptly will not prejudice the rights of an Indemnified Party, except to the extent that the failure to give such prompt notice materially adversely affects the ability of the Indemnifying Party to defend the claim, action or suit). Promptly after the Indemnified Party gives such written notice, the Indemnifying Party and the Indemnified Party shall meet to discuss how to respond to such claim, action or suit. The Indemnifying Party shall control the defense of such claim, action or suit. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim, action or suit, at the expense of the Indemnifying Party. In any such proceeding, the Indemnified Party shall also have the right to retain its own counsel at its own expense. The Indemnifying Party shall not be liable for Damages with respect to a claim, action or suit settled or compromised by the Indemnified Party without the Indemnifying Party’s prior written consent. No offer of settlement, settlement or compromise by the Indemnifying Party shall be binding on an Indemnified Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement fully releases the Indemnified Party without any liability, loss, cost or obligation to such Indemnified Party, provided, however, that the Indemnifying Party shall have no authority to take any action as part of any such defense or settlement that invalidates or otherwise compromises or renders unenforceable the Indemnified Party’s Intellectual Property without the Indemnified Party’s express prior written consent.
9.5    Insurance. Each Party will procure and maintain, at its own expense, for the duration of the Agreement, and for [†] thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated A- VII or better with A. M. Best or like rating agencies:
(a)    Workers’ Compensation accordance with applicable statutory requirements;
(b)    Employer’s Liability with a limit of liability in an amount of not less than $US [†];
(c)    Commercial General Liability including premises operations, products & completed operations, personal injury and advertising injury including fire legal liability for bodily

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injury and property damage in an amount not less than $US [†] per occurrence and $US [†] in the aggregate;
(d)    Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $US [†] each occurrence;
(e)    Excess Liability including products liability with a combined single limit in an amount of not less than $US [†] per occurrence and in the aggregate;
(f)    Commercial Crime or Fidelity Bond in an amount of not less than $US [†] per occurrence and in the aggregate.
(g)    Marine Insurance covering all shipments from warehouse to warehouse as described on the bill of lading at a full replacement cost.
Each Party shall include the other Party and their subsidiaries, affiliates, directors, officers, employees and agents as additional insured’s with respect to Commercial General Liability and Excess Liability but only as their interest may appear by written contract. Each Party shall make available to the other Party, at such other Party’s request, evidence of its maintenance of insurance in satisfaction of its obligations under this Section 9.5. In the case of cancellation, non-renewal or material change in said coverage, each Party shall promptly provide to the other Party with a new certificate of insurance evidencing that the coverage meets the requirements in this Section 9.5. Each Party agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by the other Party. Each Party may, at its option, satisfy, in whole or in part, its obligation under this Section 9.5 through its self-insurance program, subject to the other Party’s review and approval of the sufficiency of such program.
10.    TERM; TERMINATION
10.1    Term. This Agreement shall be effective as of the Effective Date, and shall continue for five (5) years after Launch (the “Initial Term”), unless earlier terminated in accordance with this Agreement. This Agreement shall automatically renew for up to two (2) additional twelve (12) -month periods, commencing at the expiration of the Initial Term and any extensions thereof, unless either Omeros or Hospira should terminate the Agreement by giving the other Party written notice of intent to terminate at least twenty-four (24) months prior to the expiration of the Initial Term or any extension thereof. The Initial Term as it may be extended shall be referred to herein as the “Term.”
10.2    Termination for Cause. Either Party shall have the right to terminate this Agreement (a) for an uncured material breach by the other Party, or (b) for bankruptcy or insolvency of the other Party, as further specified herein below in this Section 10.2. In the event that a Party materially breaches this Agreement, the other Party shall deliver written notice to the breaching Party describing such breach in detail, which notice shall include a statement of the non-breaching Party’s intent to terminate this Agreement unless such breach is remedied. If the breaching Party does not cure such breach within sixty (60) days following receipt of such written notice from the non-breaching Party, the non-breaching Party may terminate this Agreement by sending a written notice of termination to the breaching Party In the event that a Party goes into liquidation, or seeks the benefit of any

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bankruptcy or insolvency act, or a receiver or trustee is appointed for its property or estate, or it makes an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of the voluntary act of such Party or otherwise, and such procedures are not terminated within ninety (90) days, the other Party may terminate this Agreement by sending a written notice of termination to such Party.
10.3    Termination by Omeros. Omeros shall have the right to terminate this Agreement at any time, without penalty:
10.3.1    for all countries, if, prior to Launch of the Product in any country in the Territory, Hospira and/or the Product fails to meet any performance requirement, standard or Specification or an inability or failure of the Product to be Processed to meet the Specifications;
10.3.2    on a country by country basis within the Territory, if, at any time before or after Launch of the Product in such country(ies) in the Territory (a) applicable Regulatory Authority requirements in one or more countries in the Territory have a material adverse impact on Omeros’ ability to obtain or maintain Regulatory Approval for Product in such country(ies), and/or (b) Omeros receives a materially adverse decision or determination by a Regulatory Authority in such country(ies) in the Territory regarding the Product; and/or
10.3.3    for all countries, if, after Launch of the Product in any country in the Territory Hospira fails to supply at least [†] of the then-current Minimum Percentage for any two consecutive quarters.
Except as specified in this Section 10.3, termination of this Agreement as to any country in the Territory shall not automatically terminate this Agreement for any remaining countries in the Territory.
10.4    Termination Upon Business Development Event. In the event that greater than [†] of Omeros’ stock is acquired by an independent third party, or Omeros enters into a marketing, promotion and/or distribution agreement with an independent third party for the Product (each a “BD Event”), and such third party has the capability and desire to manufacture the Product or to cause the Product to be manufactured by such third party or by Omeros, then Omeros shall have the right to terminate this Agreement with respect to the portion(s) of the Territory, i.e., the United States or the European Union, for which the BD Event pertains with ninety (90) days’ notice to Hospira, wherein such notice shall be delivered to Hospira within ninety (90) days of the execution of the definitive agreement memorializing the BD Event; provided, however, if Omeros terminates this Agreement due to a BD Event pursuant to this Section 10.4, Omeros shall be obligated to purchase, and Hospira shall be obligated to supply, Product for a period of time (“Supply Period”), and shall pay a break-up fee (“Break-Up Fee”), to the extent provided in the following table, in which “Submission” means Omeros’ first regulatory filing for approval to market the Product in which Hospira is referenced as a commercial manufacturer, and “Launch” means the date of completion of the first commercial sale of Product by Omeros or by a third party authorized to sell Product by Omeros, and provided further, that if at the time of a BD Event in the European Union, the Parties have not yet agreed to a minimum manufacture and Supply and purchase and Delivery commitment for the European Union pursuant to Section 2.6.1 of this Agreement, Omeros shall have the right at its discretion to terminate this Agreement with respect to the European Union without either Party being obligated to the applicable

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Supply Period, and Omeros not being obligated to pay the applicable Break-Up Fee, from the table below:

Date of Termination Notice	Supply Period	Break-Up Fee
(a) Prior to Submission	First two and a half (2½) years of Initial Term	[†]
(b) Between Submission and Launch	First two and a half (2½) years of Initial Term	US $[†]
(c) Between Launch and one (1) year following Launch	Two and a half (2½) years from date of termination notice	US $[†]
(d) Between one (1) and two (2) years following Launch	Two (2) years from date of termination notice	US $[†]
(e) Between two (2) and three (3) years following Launch	Two (2) years from date of termination notice	US $[†]

The start event in each period (a)-(e) set forth in the table above includes the first day of such event (e.g., (d) covers the period of time between the 1st year anniversary of Launch and the day prior to the 2nd year anniversary of Launch).
10.5    Termination by Mutual Consent. The Parties may terminate this Agreement at any time by mutual written consent.
10.6    Effects of Termination.
10.6.1    Return of Omeros Property and Product. Upon expiration or earlier termination of this Agreement for any reason, Hospira shall return to Omeros all Omeros Property and Product (other than samples retained under Section 3.7) within [†] after the date of such expiration or termination.
10.6.2    Technology Transfer. Upon expiration or termination of this Agreement by Omeros pursuant to this Article 10, Hospira shall, during the [†] prior to such expiration or [†] after such termination, provide reasonable operational and technical support, to support the transfer to Omeros (or its designee) all Product Data and such manufacturing technology and know-how in Hospira’s possession, custody, or control that is necessary or beneficial for the Processing of Product (“Technology Transfer”). The purpose of the Technology Transfer is to enable Omeros, or its designee, to manufacture Product in the manner that Hospira Processes Product at the time of such Technology Transfer. The Technology Transfer shall not constitute an assignment of any of Hospira’s Intellectual Property and/or Hospira New IP; provided, however, that this sentence shall not be interpreted to limit the exclusive and nonexclusive licenses to Hospira New IP granted to Omeros for certain purposes under Section 7.1. [†]. The Parties will meet and discuss in good faith beforehand the details of any support to be provided, [†].

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10.6.3    Inventory. Upon termination pursuant to this Article 10, and except in instances of breach by Hospira including failure of Product to meet Specifications, Omeros shall purchase all inventory on hand and, if applicable, work in progress and reimburse Hospira for Hospira’s cost of all Materials purchased and on hand or on order, if such supplies were ordered by Hospira based on Firm Purchase Orders or Omeros’ estimates of its requirements of Product, and such supplies cannot be reasonably used by Hospira for other purposes. Hospira shall invoice Omeros for all amounts due hereunder.
11.    FORCE MAJEURE
11.1    Excuse from Performance. Either Party shall be excused from performing its respective obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, earthquake, terrorism, or power failure; provided, however, that such performance shall be excused only to the extent of and during such disability and the affected Party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable. Any time specified for completion of performance during or subsequent to the occurrence of any or all such events shall be automatically extended for a commercially reasonable period of time to enable the affected Party to recover from such disability. Hospira shall immediately notify Omeros if, by reason of any of the events referred to herein, Hospira is unable to meet any such time for performance. Capacity constraints due to the volume of business at Hospira shall not be deemed a force majeure event. If Hospira experiences a force majeure event that interferes with Processing of Product at Hospira’s Facility, Hospira shall, at Omeros’ discretion and request, cooperate in good faith with Omeros in expeditiously transferring Processing to another of Hospira’s facilities, if available. The Parties shall mutually discuss and implement in good faith an agreed-upon action plan for such transfer. The Parties understand and agree that Omeros has chosen the excipient and primary container packaging component suppliers listed in the Specifications and Hospira has agreed to such suppliers. Under no circumstances shall Hospira have any liability to Omeros, nor shall Hospira be deemed to be in breach of this Agreement, if Hospira is unable to supply Product to Omeros due to a failure of the primary container supplier to provide such containers to Hospira; provided, however, that Hospira has used all commercially reasonable efforts to obtain the relevant containers from the approved supplier in accordance with Omeros’ forecasts.
12.    MISCELLANEOUS
12.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws or rules thereof.
12.2    Dispute Resolution. In the event of a dispute arising from the performance of this Agreement, each Party agrees to notify the other Party of the specific complaints or points of disagreement, and to use its good faith efforts to resolve any such disputes without legal action. Except for a dispute arising under Section 3.3 (which shall be resolved in accordance with Section 3.3.6), in the event such good faith efforts fail, such dispute shall be first referred to authorized executives of each Party (collectively, “Executives”) for resolution, upon one Party providing the other Party with written notice that such dispute exists and has not been resolved. The Executives shall attempt to

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resolve such dispute through good faith discussions prior to instituting any civil action to resolve such dispute.
12.3    Independent Contractors. For purposes of this Agreement, Hospira shall be deemed to be an independent contractor and not an agent or employee of Omeros or a joint venturer with Omeros, and nothing in this Agreement shall be construed to create any other relationship between Hospira and Omeros. Neither Party shall have any right, power, or authority to assume, create, or incur any expense, liability or obligation, expressed or implied, on behalf of the other Party. Hospira shall be solely responsible for withholding and payment of all appropriate state and federal taxes, including social security payments, with respect to all of its employees.
12.4    Severability/Enforceability. If any provision(s) of this Agreement shall be held invalid, illegal, or unenforceable by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision(s), consistent with the intent of the Parties at the time of its execution. If deletion of such provision materially alters the basis of this Agreement, then the Parties shall negotiate a good faith alternative.
12.5    Modification/Waiver. This Agreement may not be altered, amended, or modified (nor shall any obligation or breach be deemed waived) in any way, unless such alteration, amendment or modification is in writing and signed by the Parties (or unless such waiver is in writing and signed by the waiving Party). The failure of a Party to enforce any provision(s) of this Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.
12.6    Notices. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, properly addressed to the address of the Party to be notified as shown below:

If to Omeros: Omeros Corporation 201 Elliott Avenue West Seattle, Washington 98119 USA Attention: Chief Executive Officer Facsimile: +1 206 676 5005	With copy to: Omeros Corporation 201 Elliott Avenue West Seattle, Washington 98119 USA Attention: Vice President, Patent & General Counsel Facsimile: +1 206 676 5005
If to Hospira: Hospira, S.p.A. [†] Attention: [†] Facsimile: [†]	With copy to: Hospira, Inc. Building H1; Department NLEG 275 N. Field Drive Lake Forest, IL 60045 USA Attention: General Counsel Facsimile: +1 224 212 2086

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or to such other address as to which either Party may notify the other. Any notice sent by facsimile transmission shall be followed within twenty-four (24) hours by a signed notice sent by first class mail, postage prepaid or by express courier service.
12.7    Assignability. Neither Party may assign its rights and/or delegate its obligations under this Agreement without the other Party’s prior written consent (which shall not be unreasonably withheld or delayed); provided that either Party may, without such consent, assign or transfer this Agreement (a) to one of its Affiliates, subsidiaries or parent corporation and (b) to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its business to which this Agreement relates, provided that the assigning Party shall provide written notice to the other within thirty (30) days prior to such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder. Any assignment in violation of this Section 12.7 shall be void ab initio.
12.8    Public Announcements. Subject to disclosures permitted under Sections 8.1, 8.2 and 8.3 or as otherwise required by applicable law or regulation, no public announcement relating to this Agreement shall be made by either Party without the prior written consent of the other Party, and neither Party shall use the other Party’s name, trademark or trade name, or the name of any employee of the other Party, in any advertising or news release (including any posting on the worldwide web) without the prior written consent of the other Party. Other than disclosures permitted under Sections 8.1, 8.2 and 8.3 or as otherwise required by applicable law or regulation, any public announcement proposed by Hospira or Omeros that names the other Party shall first be provided in draft to the other Party.
12.9    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
12.10    Survival. The following Articles and Sections shall survive the termination or expiration of this Agreement for any reason: Article 1 (to the extent definitions are embodied in the following Articles and Sections), Articles 4, 5, 7, 8, 9, 11 and 12 and Sections 2.2.1, 3.1 (for Processed Product), 3.2, 3.3, 3.4 (except for replacement of non-conforming Product), 3.7 and 3.8 (with respect to retention of samples), 3.13, 3.14 and 10.7.
12.11    Integration. This Agreement including any Exhibits hereto, shall constitute the entire Agreement between the Parties with respect to the subject matter hereof, and shall supersede all prior communications, understandings, and agreements (including any prior confidentiality agreement) with respect thereto.
12.12    Construction. In construing this Agreement, unless expressly specified otherwise; (a) references to Articles, Sections and Exhibits are to articles, sections of, and exhibits to, this Agreement; (b) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa; (c) headings and titles are for convenience only and do not affect the interpretation of this Agreement; (d) any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words; (e) except where the context otherwise requires, the word “or” is used in the inclusive sense; (f) all references

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to “dollars” or “$” herein shall mean U.S. Dollars; and (g) each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Any terms or conditions contained in an invoice that are inconsistent or in conflict with this Agreement shall be deemed not to be a part of such invoice.
12.13    Counterparts and Facsimile/PDF Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

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IN WITNESS THEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

OMEROS CORPORATION
By: /s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
Chairman & CEO

HOSPIRA WORLDWIDE, INC.
By: /s/ Karen Blair
Karen Blair
Vice President, One 2 One Contract Manufacturing Services

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EXHIBIT A

Additional Definitions

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Defined Term	Section in which Defined
Agreement	Preamble
BD Event	10.4
Break-Up Fee	10.4
Change Order	2.4
Damages	9.2
DMF	5.2
Effective Date	Preamble
Executives	12.2
Firm Commitment	3.10.2
Firm Purchase Order	3.11.1
General SOPs	Definitions
Hospira	Preamble
Hospira Indemnitees	9.2
Hospira [†]	Premable
Hospira US	Preamble
ICH	Definitions
Indemnified Party	9.4
Indemnifying Party	9.4
Initial Term	10.1
Launch	10.4
MHRA	5.6
Minimum Purchase Requirement	3.11.5
[†]	5.6
NDA	3.10.2
Omeros	Preamble
Omeros Indemnitees	9.3
PAI	5.6
Party and/or Parties	Preamble
Product and Equivalents	7.1
Product Specific SOPs	Definitions
Purchase Order	3.11.1
Quality Agreement	3.2
Release Authorization	3.1
Representative	2.5
Rolling [†] Estimate	3.10.1
Rolling Forecast	3.10.2
Submission	10.4
Supply Period	10.4
Technology Transfer	10.6.2
Term	10.1
VAT	3.9.3

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EXHIBIT B

Specifications

(attached following the Specifications cover page)

[†]

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EXHIBIT C

Stability Testing

Stability Testing	Req.	Not Req.	N/A	Responsibility		Cost	Comment
				Hospira	Client
Marketed Product stability	X			X		[†]	[†]
Total Cost:	[†]
Payment:	Mutually agreed upon yearly schedule
Timing:	Per stability matrix (see Comment above)

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EXHIBIT D

Price

Commercial Product Pricing Table
[†]

Product Assumptions:

▪	[†]

▪	Cost of two active ingredients (phenylephrine HCl, ketorolac tromethamine) are not included in quote and will be added as a pass through charge without mark-up

▪	API storage conditions – [†]

▪	Finished product storage conditions – [†]

▪	In-process and release testing to meet [†] standards

▪	[†]

▪	[†]

▪	Shipping [†] – preparation included in current lot cost

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